Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

For the Nine Months Ended September 30,

(Dollars in thousands, except per share amounts)

                                                                   %

                                           2005        2004      Change

Condensed Income Statement

Interest income                         $ 20,362      19,096      6.63%

Interest expense                           6,517       5,436     19.89%

  Net interest income                     13,845      13,660      1.35%

Provision for loan losses                    262         430    -39.07%

  Net interest income after provision     13,583      13,230      2.67%

Non-interest income                        5,945       5,676      4.74%

Non-interest expense                      12,970      12,329      5.20%

  Income before income taxes               6,558       6,577     -0.29%

Provision for income taxes                 1,639       1,777     -7.77%

  Net income                            $  4,919       4,800      2.48%

                                        ========     =======

Basic earnings per common share         $   1.49        1.43      4.20%

                                        ========     =======

Dividends per common share              $   0.87        0.835     4.19%

                                        ========     ========

Average basic shares outstanding       3,311,763   3,358,429

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Selected Balance Sheet Items

Investment securities                   $136,857     136,289      0.42%

Loans                                    353,869     336,364      5.20%

  Less allowance for loan losses           2,151       2,150      0.05%

  Net loans                              351,718     334,214      5.24%

Total assets                             539,546     519,204      3.92%

Total deposits                           480,988     459,577      4.66%

Long-term debt                             2,090       4,152    -49.66%

Total shareholders’ equity                52,188      52,086      0.20%

Book value per share                      $15.83      $15.64      1.21%

Shares outstanding at period end       3,296,508   3,331,299

Selected Financial Ratios

Return on average assets                    1.23%       1.26%    -2.38%

Return on average equity                   12.55%      12.21%     2.78%

Equity to assets ratio                      9.67%      10.03%    -3.59%

Dividend payout ratio                      58.39%      58.39%        -%

Net interest margin *                       3.99%       4.04%    -1.24%

*   tax-equivalent basis

Assets Under Management

LCNB Corp. total assets                 $539,546     519,204      3.92%

Trust and investments **                 195,583     174,037     12.38%

Mortgage loans serviced                   47,593      47,705     -0.23%

Business cash management                  26,322      30,014    -12.30%

Brokerage accounts **                     34,072      21,052     61.85%

Total assets managed                    $843,116     792,012      6.45%

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*  at fair market value